Exhibit 5.1

K&L GATES LLP K&L GATES CENTER 210 SIXTH AVENUE PITTSBURGH, PA 15222-2613 T 412.355.6500 F 412.355.6501 klgates.com

November 9, 2017

Allegheny Technologies Incorporated

1000 Six PPG Place

Pittsburgh, Pennsylvania 15222-5479

Ladies and Gentlemen:

We have acted as counsel to Allegheny Technologies Incorporated, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 17,000,000 shares (the “Shares”) of common stock, par value $0.10, of the Company (“Common Stock”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated November 7, 2017, between the Company and Goldman Sachs & Co. LLC, as representative of the underwriters named therein (the “Underwriters”). The Shares are being offered and sold to the Underwriters in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement on Form S-3 (File No. 333-204209) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2015 relating to an unspecified aggregate initial offering price or number of securities of the Company; (ii) the Prospectus, dated May 15, 2015, as supplemented by the accompanying Preliminary Prospectus Supplement, dated November 7, 2017, relating to the offering of the Shares by the Company, as filed by the Company with the Commission on November 7, 2017 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein; (iii) the Prospectus, dated May 15, 2015, as supplemented by the accompanying Prospectus Supplement, dated November 7, 2017, reflecting the final terms of the offering of the Shares, as filed by the Company with the Commission on November 9, 2017 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein (the “Prospectus”); (iv) the Underwriting Agreement; (v) the Company’s Restated Certificate of Incorporation, as amended, and the Company’s Third Amended and Restated Bylaws; (vi) copies of the resolutions adopted by the Board of Directors of the Company on May 1, 2015 and October 23, 2017; and (vii) copies of the resolutions adopted by the Pricing Committee of the Board of Directors of the Company on November 7, 2017. We have made such other investigation as we have deemed appropriate.

For the purposes of this opinion letter, we have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We also have assumed for purposes of this opinion letter (i) the legal capacity of natural persons; (ii) that each party to the Underwriting Agreement (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make the

Allegheny Technologies Incorporated

November 9, 2017

Underwriting Agreement enforceable against it; and (iii) that the Underwriters have complied with all state and federal statutes, rules and regulations applicable to it arising out of the transactions set forth in the Underwriting Agreement. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to (i) applicable federal securities laws of the United States and (ii) the General Corporation Law of the State of Delaware. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is being given as of the date hereof and we assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof, the incorporation by reference of this opinion into the Registration Statement and the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ K&L Gates LLP